News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Email: investor.relations@tlcvision.com

TLCVision Delivers On Refractive Expansion Strategy With First Six Value-Priced Centers

ST. LOUIS, MO, — January 9, 2006 – TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today the locations of its first six value-priced centers, consistent with its previously announced refractive expansion strategy. A total of 15 value-priced centers are expected to be in operation by the end of 2006.

TLCVision announces the opening of the first LASIK Select® de novo center in Little Rock, Arkansas. A total of five de novo centers are expected to open in the first quarter of 2006. The LASIK Select® brand features the latest proven technology, and offers patients the ease of simple pricing options. Learn more about LASIK Select® at www.lasikselectvision.com.

“The rollout of our new LASIK Select® brand has gone very smoothly, and we are on schedule as previously announced,” commented Jim Wachtman, President and CEO. “We have a distinct advantage in opening new centers, having successfully opened and managed 77 centers over our 10 years in this industry.”

TLCVision also announces five additional value-priced centers. The first three of these centers have successfully transitioned from TLCVision’s purchase of TruVision™ in mid-November. The last two centers were purchased in late 2005, in a separate transaction. All five centers are accepting TruVision™ referrals and performed surgeries in December. They are located in:

•	Orlando, Florida

•	Chattanooga, Tennessee

•	Myrtle Beach, South Carolina

•	Sioux City, South Dakota

•	Eau Claire, Wisconsin.

“The TruVision™ integration is progressing as outlined in our original plan,” said Jim Wachtman. “We continue to receive very positive support from doctors and health plan partners, and have already begun additional marketing to health plans and health plan members, for increased penetration in select areas. TruVision™ will continue to be a key component of our refractive expansion strategy.”

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract, and AMD markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.